TRANSFER AGENCY AGREEMENT

      AGREEMENT dated as of September 17, 2007 between Touchstone Institutional Funds Trust, a statutory trust organized under the laws of Delaware (the "Trust"), and JPMorgan Chase Bank, N.A., a corporation organized under the laws of Ohio ("JPMorgan"), (each of the Trust and JPMorgan are referred to herein individually as a Party and collectively as the "Parties").

      WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, JPMorgan is duly registered as a transfer agent as provided in
Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the "1934 Act");

      WHEREAS, shares of beneficial interest in the Trust are divided into separate series (each, along with any series which may in the future be established, a "Fund," collectively, the "Funds"); and

      WHEREAS, the Trust wishes to employ JPMorgan to serve as its transfer, shareholder servicing and dividend disbursing agent on behalf of the Funds; and JPMorgan wishes to provide such services to the Trust under the terms and conditions set forth below;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and JPMorgan agree as follows:

      SECTION 1. APPOINTMENT. Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of the Funds hereby employs and appoints JPMorgan to act, and JPMorgan agrees to act, as transfer agent for each of the Fund(s) authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trust ("Shareholders") and set out in the currently effective prospectus and statement of additional information, as each may be amended from time to time, (the "Prospectus") of the Trust, including without limitation any periodic investment plan or periodic withdrawal program. For purposes of this Agreement, Shareholder shall refer to a record holder of Shares.

      SECTION 2. DELIVERY OF DOCUMENTS AND OTHER INFORMATION. In connection with the JPMorgan's appointment as transfer agent and dividend disbursing agent, the Trust shall deliver to JPMorgan the following documents:

      A. Each resolution of the Board of Trustees of the Trust authorizing the original issue of the Shares of the Funds;

      B. Each Registration Statement filed with the Securities and Exchange Commission (the "SEC") and amendments thereof;

      C. A certified copy of the Agreement and Declaration of Trust and the Bylaws of the Trust and each amendment thereto;

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      D. Certified copies of each resolution of the Board of Trustees authorizing officers to give instructions to JPMorgan;

      E. Shareholder information as follows: (i) an accurate, certified list of Shareholders of each Fund, showing each Shareholder's address of record, number of Shares owned and whether such Shares are represented by outstanding share certificates and (ii) all Shareholders records, files, and other materials necessary or appropriate for proper performance of the functions assumed by JPMorgan under this Agreement including, without limitation, special instructions regarding withholding, dividend options and householding; and

      F. Copies of all documents relating to special investment or withdrawal plans which are offered or may be offered in the future by the Trust and for which JPMorgan is to act as plan agent; and

      G. Copies of any procedures established by Trust on behalf of each of the Funds relating to the duties of JPMorgan as described in Section 3 below.

      SECTION 3. DUTIES OF JPMORGAN. JPMorgan agrees that in accordance with procedures established from time to time by the Trust on behalf of each of the Funds, as applicable, and notified in writing to JPMorgan, JPMorgan shall perform the services set forth in Schedule A hereto. JPMorgan may subcontract with third parties to perform certain of the services required to be performed by JPMorgan hereunder, provided, however, that JPMorgan shall remain principally responsible to the Trust for the acts and omissions of such other entities.

Except with respect to JPMorgan's duties as set forth in this Agreement the Trust assumes all responsibility for ensuring that the Funds comply with all applicable requirements of the Securities Act, the 1940 Act, the USA PATRIOT Act of 2001 ("USA PATRIOT Act") and any other laws, rules and regulations of governmental authorities with jurisdiction over the Funds.

      SECTION 4. RECORDATION OF SHARES. JPMorgan shall record the issuance of Shares of the Funds and maintain pursuant to applicable rules of the SEC a record of the total number of Shares of the Funds which are authorized, issued and outstanding, based upon data provided to it by the Trust. JPMorgan shall also provide the Trust on a regular basis or upon reasonable request the total number of Fund Shares which are authorized, issued and outstanding, but shall have no obligation when recording the issuance of Fund Shares, except as otherwise set forth herein, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust. JPMorgan shall not handle physical Shares.

      SECTION 5. VALIDATION OF TRANSFERS. Upon receipt of a proper request for transfer and upon surrender to JPMorgan of certificates, if any, in proper form for transfer, JPMorgan shall approve such transfer and shall take all necessary steps to effectuate the transfer as indicated in the transfer request. Upon approval of the transfer, JPMorgan shall notify the Trust in writing of each such transaction and shall make appropriate entries on the Shareholder records maintained by JPMorgan.


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

      SECTION 6. RECEIPT OF FUNDS. Upon receipt of any check or other instrument drawn or endorsed to it as agent for, or identified as being for the account of, the Trust or a Fund, JPMorgan shall stamp the check or instrument with the date of receipt, determine the amount thereof due each Fund and shall forthwith process the same for collection. Upon receipt of notification of receipt of funds eligible for share purchases in accordance with the Trust's then current prospectus and statement of additional information, JPMorgan shall notify the Trust, at the close of each business day, in writing of the amount of said funds credited to the Trust and deposited in its account with the Custodian.

      SECTION 7. PURCHASE ORDERS. Upon receipt of an order for the purchase of Shares of a Fund, accompanied by sufficient information to enable JPMorgan to establish a Shareholder account, JPMorgan shall, as of the next determination of net asset value after receipt of such order in accordance with the Trust's then current prospectus and statement of additional information, compute the number of Shares due to the Shareholder, credit the share account of the Shareholder, subject to collection of the funds, with the number of Shares so purchased, shall notify the Trust in writing or by computer report at the close of each business day of such transactions and shall mail to the Shareholder and/or dealer of record a notice of such credit when required by applicable securities laws or regulations.

      SECTION 8. RETURNED CHECKS. In the event that JPMorgan is notified by the Trust's Custodian that any check or other order for the payment of money is returned unpaid for any reason, JPMorgan will:

            A. Give prompt notification to the Trust of the non-payment of said check;

            B. In the absence of other instructions from the Trust, take such steps as may be necessary to redeem any Shares purchased on the basis of such returned check and cause the proceeds of such redemption plus any dividends declared with respect to such Shares to be credited to the account of the Trust and to request the Trust's Custodian to forward such returned check to the person who originally submitted the check; and

            C. Notify the Trust of such actions and correct the Trust's records maintained by JPMorgan pursuant to this Agreement.

      SECTION 9. DIVIDENDS AND DISTRIBUTIONS. The Trust shall furnish JPMorgan with appropriate evidence of Trustee action authorizing the declaration of dividends and other distributions. JPMorgan shall establish procedures in accordance with the Trust's then current prospectus and statement of additional information and with other authorized actions of the Trust's Board of Trustees under which it will have available from the Custodian or the Trust any required information for each dividend and other distribution. After deducting any amount required to be withheld by any applicable laws, JPMorgan shall, as agent for each Shareholder who so requests, invest the dividends and other distributions in full and fractional Shares in accordance with the Trust's then current prospectus and statement of additional information. If a Shareholder has elected to receive dividends or other distributions in cash, then JPMorgan shall disburse dividends to Shareholders of record in accordance with the Trust's then current prospectus and statement of additional information. JPMorgan shall, on or before the mailing date of such checks, notify the Trust and the Custodian of the estimated amount of cash required to pay such dividend or distribution, and the Trust shall instruct the Custodian to make available sufficient funds therefore in the appropriate account of the Trust. JPMorgan shall mail to the Shareholders periodic statements, as requested by the Trust, showing the number of full and fractional Shares and the net asset value per share of Shares so credited. When requested by the Trust, JPMorgan shall prepare and file with the Internal Revenue Service, and when required, shall address and mail to Shareholders, such returns and information relating to dividends and distributions paid by the Trust as are required to be so prepared, filed and mailed by applicable laws, rules and regulations.


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

      SECTION 10. UNCLAIMED DIVIDENDS AND UNCLAIMED REDEMPTION PROCEEDS. JPMorgan shall, at least annually, furnish in writing to the Trust the names and addresses, as shown in the Shareholder accounts maintained by JPMorgan, of all Shareholders for which there are, as of the end of the calendar year, dividends, distributions or redemption proceeds for which checks or share certificates mailed in payment of distributions have been returned. JPMorgan shall use its best efforts to contact the Shareholders affected and to follow any other written instructions received from the Trust concerning the disposition of any such unclaimed dividends, distributions or redemption proceeds.

      SECTION 11. REDEMPTIONS AND EXCHANGES.

      A. JPMorgan shall process, in accordance with the Trust's then current prospectus and statement of additional information, each order for the redemption of Shares accepted by JPMorgan. Upon its approval of such redemption transactions, JPMorgan, if requested by the Trust, shall mail to the Shareholder and/or dealer of record a confirmation showing trade date, number of full and fractional Shares redeemed, the price per share and the total redemption proceeds. For each such redemption, JPMorgan shall either: (a) prepare checks in the appropriate amounts for approval and verification by the Trust and signature by an authorized officer of JPMorgan and mail the checks to the appropriate person, or (b) in the event redemption proceeds are to be wired through the Federal Reserve Wire System or by bank wire, cause such proceeds to be wired subject to approval and verification of the appropriate amounts by the Trust in federal funds to the bank account designated by the Shareholder, or (c) effectuate such other redemption procedures which are authorized by the Trust's Board of Trustees or its then current prospectus and statement of additional information. The requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided in the then current prospectus and statement of additional information, subject to such supplemental instructions as may be furnished by the Trust and accepted by JPMorgan. If JPMorgan or the Trust determines that a request for redemption does not comply with the requirements for redemptions in accordance with the Trust's then current prospectus and statement of additional information, JPMorgan shall notify the Shareholder indicating the reason therefore.

      B. If Shares of a Fund are eligible for exchange with Shares of any other investment company, JPMorgan, in accordance with the then current prospectus and statement of additional information and exchange rules of the Trust, shall review and approve all exchange requests and shall, on behalf of the Fund's Shareholders, process such approved exchange requests.


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

      C. JPMorgan shall notify the Trust and the Custodian on each business day of the amount of cash required to meet payments made pursuant to the provisions of this Paragraph, and, on the basis of such notice, the Trust shall instruct the Custodian to make available from time to time sufficient funds therefore in the appropriate account of the Trust. Procedures for effecting redemption orders accepted from Shareholders or dealers of record by telephone or other methods shall be established by mutual agreement between JPMorgan and the Trust consistent with the Trust's then current prospectus and statement of additional information.

      D. The authority of JPMorgan to perform its responsibilities under Paragraph 3, Paragraph 5, and this Paragraph 10 shall be suspended with respect to any Fund upon receipt of notification by it of the suspension of the determination of such Fund's net asset value.

      SECTION 12. AUTOMATIC WITHDRAWAL PLANS. JPMorgan will process automatic withdrawal orders pursuant to the provisions of the withdrawal plans duly executed by Shareholders and the current prospectus and statement of additional information of the Trust. Payments upon such withdrawal order shall be made by JPMorgan from the appropriate account maintained by the Trust with the Custodian on approximately the last business day of each month in which a payment has been requested, and JPMorgan will withdraw from a Shareholder's account and present for repurchase or redemption as many Shares as shall be sufficient to make such withdrawal payment pursuant to the provisions of the Shareholder's withdrawal plan and the current prospectus and statement of additional information of the Trust. From time to time on new automatic withdrawal plans a check for payment date already past may be issued upon request by the Shareholder.

      SECTION 13. WIRE ORDER PURCHASES. JPMorgan will send written confirmations to the dealers of record containing all details of the wire-order purchases placed by each such dealer by the close of business on the business day following receipt of such orders by JPMorgan. Upon receipt of any check drawn or endorsed to the Trust (or JPMorgan, as agent) or otherwise identified as being payment of an outstanding wire-order, JPMorgan will stamp said check with the date of its receipt and deposit the amount represented by such check to JPMorgan's deposit accounts maintained with the Custodian. JPMorgan will cause the Custodian to transfer federal funds in an amount equal to the net asset value of the Shares so purchased to the Trust's account with the Custodian, and will notify the Trust before noon of each business day of the total amount deposited in the Trust's deposit accounts, and in the event that payment for a purchase order is not received by JPMorgan or the Custodian on the tenth business day following receipt of the order, prepare a National Association of Securities Dealers ("NASD") "notice of failure of dealer to make payment."

      SECTION 14. REPRESENTATIONS AND WARRANTIES.

      The Trust represents and warrants to JPMorgan that:


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

      A. It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      B. Any officer of the Trust has the authority to appoint additional authorized persons, to limit or revoke the authority of any previously designated authorized person, and to certify to JPMorgan the names of such authorized persons.

      C. It is duly registered as an investment company under the 1940 Act.

      D. A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Trust being offered for sale.

      E. All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Trust's Declaration of Trust and its Prospectus with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.

      JPMorgan represents and warrants to the Trust that:

      A. It is a corporation duly organized and existing under the laws of the State of Ohio; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

      B. It is duly registered as a transfer agent under Section 17A of the 1934 Act.

      C. It has received a copy of each Fund's current Prospectus which describes how sales and redemptions of Shares shall be made.

      D. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

      E. No legal or administrative proceedings have been instituted or threatened that would impair the JPMorgan's ability to perform its duties and obligations under this Agreement.

      F. The various procedures and systems which JPMorgan has implemented with regard to safekeeping of the blank checks, records, and other data of the Trust from loss or damage attributable to fire, theft or any other cause and JPMorgan's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are reasonably designed to ensure such safekeeping and JPMorgan will make such changes thereto from time to time as are reasonably required for the secure performance of its obligations hereunder.


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

      G. JPMorgan has adopted policies and procedures that are reasonably designed to prevent violation of the federal securities laws as provided under Rule 38a-1 under the 1940 Act with respect to the services to be provided to the Trust under this Agreement.

      H. Copies of JPMorgan's Rule 17Ad-13 reports will be provided to the Trust annually as and to the extent required under Rule 17Ad-d-13 under the 1934 Act.

      I. It is in compliance with SEC regulations and is not subject to restrictions under Rule 17Ad.

      SECTION 15. TAXES. JPMorgan shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

      SECTION 16. OTHER PLANS. JPMorgan will process such accumulation plans, automatic withdrawal plans, group programs and other plans or programs for investing in Shares of the Trust mutually agreed upon by JPMorgan and the Trust in accordance with the Trust's current prospectus and statement of additional information and will act as plan agent for Shareholders pursuant to the terms of such plans and programs duly executed by such Shareholders, if so agreed upon by JPMorgan and the Trust.

      SECTION 17. RECORDKEEPING AND OTHER INFORMATION.

      A. JPMorgan shall create and maintain all records required by applicable laws, rules and regulations, including but not limited to records required by
Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it. All such records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by JPMorgan for the periods and in the places required by Rules 31a-1 and 31a-2 under the 1940 Act. The retention of such records shall be at the expense of the Trust. JPMorgan shall make available, upon reasonable prior notice during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust or its agents, or any regulatory agency having authority over the Trust.

      B. JPMorgan agrees to keep all records and other information relative to the Funds' Shareholders confidential, not to use such information other than for purposes of fulfilling its duties under the Agreement and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by a Shareholder or Shareholder's agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or (iii) when requested by the Trust, a Fund, the Shareholder, the Shareholder's agent or the dealer of record with respect to such account, or (iv) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (v) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which JPMorgan received the information. Except for requests by duly-constituted authorities or court process, or when otherwise prohibited by law, JPMorgan will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of JPMorgan or any of its employees, agents or representatives, and information which was already in the possession of JPMorgan prior to receipt thereof, shall not be subject to this paragraph. JPMorgan hereby agrees to dispose of any "consumer report information," as such term is defined in Regulation S-P.


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

      SECTION 18. SHAREHOLDER RECORDS. JPMorgan shall maintain records for each Shareholder account showing the following: (a) names, addresses and tax identifying numbers; (b) name of the dealer of record, if any; (c) number of Shares held of each Fund; (d) historical information regarding the account of each Shareholder, including dividends and distributions in cash or invested in Shares; (e) information with respect to the source of all dividends and distributions allocated among income, realized short-term gains and realized long-term gains; (f) any instructions from a Shareholder including all forms furnished by the Trust and executed by a Shareholder with respect to (i) dividend or distribution elections and (ii) elections with respect to payment options in connection with the redemption of Shares; (g) any correspondence relating to the current maintenance of a Shareholder's account; (h) any stop or restraining order placed against a Shareholder's account; (i) information with respect to withholding in the case of a foreign account or any other account for which withholding is required by the Internal Revenue Code of 1986, as amended; and (j) any information required in order for JPMorgan to perform the calculations contemplated under this Agreement.

      SECTION 19. SHAREHOLDER SERVICES AND CORRESPONDENCE. JPMorgan will provide and maintain adequate personnel, records and equipment to receive and answer all Shareholder inquiries relating to account status, share purchases, redemptions and exchanges and other investment plans available to Trust Shareholders. JPMorgan will answer written correspondence from Shareholders relating to their share accounts and such other written or oral inquiries as may from time to time be mutually agreed upon, and JPMorgan will notify the Trust of any correspondence or inquiries which may require an answer from the Trust. JPMorgan will maintain all NASD correspondence necessary to adhere to all NASD regulations.

      SECTION 20. DATA ACCESS AND PROPRIETARY INFORMATION. The Trust acknowledges that any data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals that may be furnished to the Trust in JPMorgan's sole discretion to allow the Trust to access certain Trust-related data ("Customer Data") maintained by JPMorgan on data bases under the control and ownership of JPMorgan or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to JPMorgan or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to JPMorgan and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be expressly provided under this Agreement.

      Upon termination of this Agreement, each party shall return to the other party all copies of confidential or Proprietary Information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.


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

      SECTION 21. SPECIAL SERVICES AND EXCEPTION PROCESSING.

         A. JPMorgan may provide additional special reports upon the request of the Trust or the Trust's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

         B. JPMorgan may provide such other services with respect to the Trust as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

         C. JPMorgan may provide exception processing upon the request of the Trust or the Trust's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. Exception processing includes, but is not limited to, processing which:

            (a) requires JPMorgan to use methods and procedures other than those usually employed by JPMorgan to perform its obligations under this Agreement;

            (b) involves the provision of information to JPMorgan after the commencement of the nightly processing cycle of JPMorgan's transfer agency, administration and/or fund accounting processing system; or

            (c) requires more manual intervention by JPMorgan, either in the entry of data or in the modification or amendment of reports generated by JPMorgan's transfer agency, administration and/or fund accounting processing system than is usually required.

      SECTION 22. SUBCONTRACTING. JPMorgan may, at its expense, and, upon prior written approval from the Trust, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that JPMorgan shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that JPMorgan shall be responsible for all acts of such subcontractor as if such acts were its own.

      SECTION 23. COMPENSATION AND EXPENSES. For performing its services under this Agreement, the Trust shall pay JPMorgan a monthly fee in accordance with the schedule attached hereto as Schedule B. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. The parties may amend Schedule B to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds for which JPMorgan has been retained.

      JPMorgan shall furnish, at its expense and without cost to the Trust the services of its personnel to the extent that such services are required to carry out its obligations under this Agreement. All costs and expenses not expressly assumed by JPMorgan under this Section 23 shall be paid by the Trust, including, but not limited to, costs and expenses of officers and employees of JPMorgan in attending meetings of the Board of Trustees and Shareholders of the Trust, as well as costs and expenses for all regulatory filings, postage, envelopes, checks, drafts, continuous forms, bank charges, reports, communications, proxies, statements and other materials, file interface expenses (e.g., Fanmail, Broker Browser, Expeditor, other distribution partners), label file creation, Blue Sky filing fees, telephone, telegraph and remote transmission lines, EDGARization, printing, confirmations, fulfillment and any other Shareholder correspondence, use of outside solicitation, tabulation and mailing firms, necessary outside record storage, media for storage of records (e.g., microfilm, microfiche, computer tapes), pro rata expenses for preparation of JPMorgan's Transfer Agent SAS 70 reports, costs and fees, including employee time and system expenses, associated with exception processing and resolution of errors not caused by JPMorgan, and any and all assessments, taxes or levies assessed on JPMorgan for services provided under this Agreement. Postage for mailings of dividends, proxies, reports and other mailings to all Shareholders shall be advanced to JPMorgan three business days prior to the mailing date of such materials.


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

      SECTION 24. REFERENCES TO JPMORGAN OR THE TRUST.

         A. Neither the Trust nor its agents shall circulate any printed matter which contains any reference to JPMorgan without the prior written approval of JPMorgan, excepting solely such printed matter as merely identifies JPMorgan as Transfer, Shareholder Servicing and Dividend Disbursing Agent. The Trust will submit printed matter requiring approval to JPMorgan in draft form, allowing sufficient time for review by JPMorgan and its counsel prior to any deadline for printing.

         B. JPMorgan shall not circulate any printed matter that contains any reference to the Trust without the prior written approval of the Trust, excepting solely such printed matter as merely identifies the Trust as a client of JPMorgan. JPMorgan will submit printed matter requiring approval to the Trust in draft form, allowing sufficient time for review by the Trust and its counsel prior to any deadline for printing.

      SECTION 25. BUSINESS CONTINUITY/DISASTER RECOVERY PLAN. JPMorgan shall develop, maintain and regularly test a business continuity plan and a disaster recovery plan (together, "Plans"). The Trust may reasonably request and JPMorgan will provide, summaries of Plans and test results from time to time. In the event of equipment failures beyond JPMorgan's control, JPMorgan shall take commercially reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

      SECTION 26. LIMITATION OF LIABILITY. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, Shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.


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      SECTION 27. INDEMNIFICATION.

         A. JPMorgan may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither JPMorgan nor its directors, officers, employees, shareholders, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, including consequential damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of JPMorgan under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of JPMorgan under this Agreement. JPMorgan may apply to the Trust at any time for instructions and may consult counsel for the Trust, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and JPMorgan shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants, or other experts. JPMorgan shall not be held to have notice of any change of authority of any officers, employees, or agents of the Trust until receipt of written notice thereof have been received by JPMorgan from the Trust.

         B. Any person, even though also a director, officer, employee, shareholder or agent of JPMorgan, or any of its affiliates, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely as an officer, trustee, employee or agent of the Trust and not as a director, officer, employee, shareholder or agent of or one under the control or direction of JPMorgan or any of its affiliates, even though paid by one of these entities.

         C. Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless JPMorgan, its directors, officers, employees, shareholders, agents, control persons and affiliates of any thereof from and against any and all losses, damages, claims, suits, actions, demands, expenses and liabilities (whether with or without basis in fact or law), including legal fees and expenses and investigation expenses, of any and every nature which JPMorgan may sustain or incur or which may be asserted against JPMorgan by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by JPMorgan in good faith in reliance upon any certificate, instrument, order or share certificate believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instructions of an authorized person of the Trust or upon the opinion of legal counsel for the Trust or its own counsel; or (ii) any action taken or omitted to be taken by JPMorgan in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of JPMorgan or its directors, officers, employees, shareholders or agents in cases of its or their own gross negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

         D. Notwithstanding anything to the contrary in this Agreement, in no event shall JPMorgan be liable to the Trust or any third party for any special, consequential, punitive or incidental damages, even if advised of the possibility of such damages.

      SECTION 28. TERM AND TERMINATION.

         A. Term. The provisions of this Agreement shall be effective on the date first above written, shall continue in effect for two years ("Initial Term") from that date and shall continue in force for one year thereafter ("Renewal Term"), but only so long as such continuance is approved (1) by JPMorgan, (2) the Trust, (3) by a vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons (as defined in the 1940
Act) of any such party, and (4) by vote of a majority of the Trust's Board of Trustees or a majority of the Trust's outstanding voting securities.

         B. Any party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term by giving the other parties at least one hundred twenty (120) days' prior written notice of such termination specifying the date fixed therefor. Any termination shall be effective as of the date specified in the notice or upon such later date as may be mutually agreed upon by the parties. Upon notice of termination of this Agreement by either party, JPMorgan shall promptly transfer to the successor transfer agent the original or copies of all books and records maintained by JPMorgan under this Agreement including, in the case of records maintained on computer systems, and shall cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out the successor transfer agent's responsibilities. If this Agreement is terminated by either party, the Trust shall be responsible and shall reimburse JPMorgan for all out-of-pocket expenses or costs associated with the movement of records and materials to the successor transfer agent and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities. Additionally, JPMorgan reserves the right to charge, and the Trust agrees to pay for any other reasonable expenses associated with such termination.

         C. If a party materially fails to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to another party or parties, such other party or parties (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have ninety (90) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving sixty (60) days written notice of such termination to the Defaulting Party. If JPMorgan is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of JPMorgan to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

         D. In the case of the following transactions, not in the ordinary course of business, namely, the merger of the Trust, or a Fund, into or the consolidation of the Trust, or a Fund, with another investment company, the sale by the Trust, or a Fund, of all, or substantially all, of its assets to another investment company, or the liquidation or dissolution of the Trust, or a Fund, and distribution of its assets, this Agreement will terminate with respect to the applicable Fund or Funds and JPMorgan shall be released from any and all obligations hereunder upon the payment of the fees, disbursements and expenses due to JPMorgan through the end of the then current term of this Agreement. The parties acknowledge and agree that the damages provision set forth above in paragraph B shall be applicable in those instances in which JPMorgan is not retained to provide transfer agency services subsequent to the transactions listed above.

      SECTION 29. SURVIVAL. The obligations of Sections 17.C, 27 and 34 shall survive any termination of this Agreement.

      SECTION 30. NONEXCLUSIVE APPOINTMENT. Nothing in this Agreement shall prevent JPMorgan or any affiliated person (as defined in the 1940 Act) of JPMorgan from providing services for any other person, firm or corporation (including other investment companies); provided, however, that JPMorgan expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

      SECTION 31. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require JPMorgan to perform any services for the Trust which services could cause JPMorgan to be deemed an "investment adviser" of the Trust within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Trust's prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder. Except as otherwise provided in this Agreement and except for the accuracy of information furnished to it by JPMorgan, the Trust assumes full responsibility for complying with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction, it being acknowledged that the Trust is relying on the best efforts of JPMorgan.

      SECTION 32. SEVERABILITY. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

      SECTION 33. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

      SECTION 34. CONFIDENTIALITY. Both parties hereto agree that any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision.

      SECTION 35. NOTICES. All notices required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

To the Trust:         Touchstone Institutional Funds Trust
                      303 Broadway, Suite 1100
                      Cincinnati, Ohio 45202
                      Attention:  William A. Dent

To JPMorgan:          JPMorgan Chase Bank, N.A.
                      303 Broadway, Suite 1100
                      Cincinnati, Ohio 45202
                      Attention:  Roy E. Rogers

or to such other address as any party may designate by notice complying with the terms of this Paragraph. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method or e-mail; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

      SECTION 36. AMENDMENT. This Agreement may not be amended or modified except by a written agreement executed by all parties.

      SECTION 37. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 38. FORCE MAJEURE. Neither Party shall be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation, mail, or communication services, acts of civil or military authority, sabotages, war, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortages of suitable parts, materials, labor or transportation.

      SECTION 39. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    TOUCHSTONE INSTITUTIONAL FUNDS TRUST



                                    By:    /s/ William A. Dent
                                         ---------------------------------------
                                         William A. Dent
                                    Its: Vice President

                                    JPMORGAN CHASE BANK, N.A.


                                    By:   /s/ Roy E. Rogers
                                         ---------------------------------------
                                         Roy E. Rogers
                                    Its: Senior Vice President

                                   SCHEDULE A
                                       TO
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                      TOUCHSTONE INSTITUTIONAL FUNDS TRUST
                                       AND
                            JPMORGAN CHASE BANK, N.A.

                         DATED AS OF SEPTEMBER 17, 2007

      In consideration of the compensation detailed in this Agreement, JPMorgan shall perform the following transfer agency and shareholder services:

      1. Provide core transfer agency services including, but not limited to, receiving and distributing mail, making bank deposits, RPO processing, record retention, shareholder services, account resolution and quality control.

      2. Answer telephone inquiries and accept financial transactions from Shareholders.

      3. Offer full NSCC functionality.

      4. Provide shareholder recordkeeping across multiple share classes and load schedules.

      5. Provide inquiry and transaction processing via the internet for Shareholders.

      6. Pay commissions, if required.

      7. Reconcile transfer agent cash and commission accounts, as well as the demand deposit accounts.

      8. Provide reports that illustrate sales, redemptions and trends in Shareholder activity.

      9. Produce tax forms, backup and NRA withholding deposits to the IRS, annual filing of 945 and 1042 returns.

      10. Process and service various types of retirement accounts including IRA, Roth, SIMPLE, SEP, Education, 403(b) and 401(k).

      11. Conduct annual solicitation of RMD and W4P information as well as maintaining IRA Custodian agreements.

      12. Anti-Money Laundering ("AML") Delegation. The Trust has elected to delegate to JPMorgan certain AML duties under this Agreement and the parties have agreed to such duties and terms as stated in the attached schedule (Schedule B entitled "AML Delegation"), which may be changed from time to time subject to mutual written agreement between the parties. JPMorgan has adopted the necessary policies and procedures, which are reasonably designed to carryout the AML Delegation, and will provide a copy of such policies and procedures to the Trust prior to the commencement of this Agreement and will promptly provide the Trust with any material amendments thereto.

                                   SCHEDULE B
                                       TO
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                      TOUCHSTONE INSTITUTIONAL FUNDS TRUST
                                       AND
                            JPMORGAN CHASE BANK, N.A.

                         DATED AS OF SEPTEMBER 17, 2007

                                 AML DELEGATION

SECTION 1. DELEGATION. Subject to the terms and conditions set forth in this Agreement, the Trust hereby delegates to JPMorgan those aspects of the Trust's Anti-Money Laundering Program (the "AML Program") that are set forth in Section 4 below (the "Delegated Duties"). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and JPMorgan upon the execution by such parties of a revised Schedule B bearing a later date than the date hereof.

JPMorgan agrees to perform such Delegated Duties, with respect to the Fund Shareholders for which JPMorgan maintains the applicable Shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

SECTION 2. CONSENT TO EXAMINATION. In connection with the performance by JPMorgan of the Delegated Duties, JPMorgan understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act of 2001 ("USA PATRIOT Act") and the laws implementing the USA PATRIOT Act and that the records JPMorgan maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. JPMorgan hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators in connection with their review. For purposes of such examination and/or inspection, JPMorgan will use commercially reasonable efforts to make available, during normal business hours and on reasonable notice, all required records and information for review by such regulators.

SECTION 3. LIMITATION ON DELEGATION. The Fund acknowledges and agrees that in accepting the delegation hereunder, JPMorgan is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that JPMorgan shall only be responsible for performing the Delegated Duties with respect to the accounts for which JPMorgan maintains the applicable Shareholder information.

SECTION 4. DELEGATED DUTIES. Consistent with the services provided by JPMorgan and with respect to the applicable Shareholder information maintained by JPMorgan, JPMorgan shall:

      (a) Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities;

      (b) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file any required reports with the IRS and issue the Shareholder notices required by the IRS;

      (c) Compare account information to any FinCEN request received by the Trust and provided to JPMorgan, or which JPMorgan receives directly from Fin CEN, pursuant to USA PATRIOT Act Sec. 314(a). JPMorgan will provide the Trust with documents or information in its possession to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

      (d) (i) Verify the identity of any Shareholders seeking to open an account with each Fund in accordance with JPMorgan's customer identification procedures,
(ii) maintain records of the information used to verify the person's identity in accordance with applicable regulations, and (iii) perform enhanced due diligence with respect to any investor that JPMorgan has reason to believe presents high risk factors;

      (e) JPMorgan shall keep all records relating to the Delegated Duties for the time period required by applicable law or regulation. JPMorgan will provide the Trust with access to such records upon reasonable request unless prohibited by applicable law;

      (f) On a quarterly basis, JPMorgan shall provide a report to the Fund on its performance of the AML Delegated Duties, JPMorgan reserves the right to amend and update the form of its AML reporting from time to time to comply with new or amended requirements of applicable law;

      (g) At least annually, JPMorgan will arrange for an internal or external audit in its sole discretion, of the AML services it provides to its clients. JPMorgan will provide the AML compliance officer of the Fund with t a summary of the audit, including any material deficiencies or weaknesses identified and any remedial steps that will be taken or have been taken by JPMorgan to address such material deficiencies or weaknesses, if any; and

      (h) On an annual basis, JPMorgan will provide the Fund with a written certification that it has implemented its AML Program and has performed the Delegated Duties.

                                   SCHEDULE C
                                       TO
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                      TOUCHSTONE INSTITUTIONAL FUNDS TRUST
                                       AND
                          J.P. MORGAN CHASE BANK, N.A.

                         DATED AS OF SEPTEMBER 17, 2007


                                  COMPENSATION


Each Fund will pay JPMorgan, on the first business day following the end of each month, a fee at the annual rate of $25.00 per account for direct accounts (including omnibus accounts), $15.00 per networked account and $5.00 per closed account.

Each Fund will reimburse JPMorgan for out-of-pocket expenses incurred in the performance of its services under this Agreement.